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                                                                     EXHIBIT 5.1


               [Letterhead of Milbank, Tweed, Hadley & McCloy LLP]

                                                 July 13, 2001


Touch America Holdings, Inc.
130 N. Main St.
Butte, Montana 59701-9931

                  Re:   Registration Statement on Form S-4
                        Issuance of Shares of Common Stock and Preferred Stock

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-4 (the "Registration Statement") of Touch America Holdings, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") today for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), a maximum of 107,132,544 shares of common stock, par value $.01 per share, of the Company and 580,389 shares of preferred stock, par value $.01 per share, of the Company (collectively, the "Shares"). The Shares are to be issued in exchange for shares of common stock, no par value, and shares of preferred stock, no par value, of The Montana Power Company, a Montana corporation ("MPC"), in accordance with the terms of a Restated and Amended Agreement and Plan of Merger dated as of February 20, 2001 (the "Merger Agreement"), by and among MPC, The Montana Power, L.L.C. , a wholly-owned subsidiary of the Company, and the Company, pursuant to which MPC will be merged with and into The Montana Power, L.L.C. , with The Montana Power, L.L.C. surviving as a wholly-owned subsidiary of the Company (the "Merger").

         We are acting as special counsel for the Company in connection with its Registration Statement.

         We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary or appropriate to review as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established, relied upon the representations set forth in the Merger Agreement, certificates of public officials and officers of the Company and other appropriate persons and statements of the Company contained in the Registration Statement.


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                                                                               2

         Based upon and subject to the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that the issuance of the Shares to be issued by the Company has been duly authorized, and when issued in accordance with the Merger Agreement the Shares, will be legally and validly issued fully paid and nonassessable.

         The foregoing opinions are limited to the federal laws of the United States of America and the Delaware General Corporation Law, and we do not express any opinion as to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission.

                                      Very truly yours,


                       /s/ Milbank, Tweed, Hadley & McCloy LLP


JTO/MLW